Exhibit 3.9

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
HEARX LTD.

             HEARx Ltd. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

     DOES HEREBY CERTIFY AS FOLLOWS:

FIRST: That the Restated Certificate of Incorporation of HEARx Ltd. is hereby amended by deleting Article 1 in its entirety and substituting in lieu thereof a new Article 1 as follows:

1. The name of the corporation is “HearUSA, Inc.”

SECOND: That the Restated Certificate of Incorporation of HEARx Ltd. is hereby amended by deleting the first paragraph of Article 4 in its entirety and substituting in lieu thereof a new first paragraph of Article 4 as follows:

The total number of shares of stock which the Corporation shall have authority to issue is fifty five million (55,000,000), consisting of five million (5,000,000) shares of preferred stock, $1.00 par value per share, and fifty million (50,000,000) shares of common stock, $.10 par value per share.

THIRD: That said amendments were duly adopted in accordance with the provisions of § 242 of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, said HEARx Ltd. has caused its duly authorized officer to execute this Certificate of Amendment of Restated Certificate of Incorporation this _____ day of ________, 2002.

HEARx Ltd. By: _____________________________
Name: Paul A. Brown, M.D. Title: Chairman and Chief Executive